CONTACTS: Media Contact: Investor/Financial Analyst Contact:

Angela Frechette Ed Eiland

Internet Security Systems Internet Security Systems

404-236-3197 404-236-4053

afrechette@iss.net eeiland@iss.net

FOR IMMEDIATE RELEASE

Internet Security Systems Schedules First Quarter 2006

Earnings Call and Provides Current Financial Expectations

ATLANTA -- April 7, 2006 -- Internet Security Systems, Inc. (ISS) (NASDAQ: ISSX), the worldwide leader in preemptive, enterprise security, today announced the intent to release financial results on Tuesday, April 25, 2006 for the quarterly period ended March 31, 2006. The release will be issued after the stock market close at approximately 4:00 p.m. Eastern Time (ET).

The company is currently consolidating its worldwide results and reviewing sales transactions. We currently expect to announce revenues for the first quarter ended March 31, 2006 of approximately $80 million compared to same quarter 2005 revenues of $76.8 million. We expect to announce non-GAAP net income of approximately $0.20 per diluted share compared to same quarter 2005 non-GAAP net income of $0.19 per diluted share. The low-end of previously provided expectations was $82 million in revenues and non-GAAP net income of $0.20 per diluted share.

Non-GAAP net income excludes: (i) non-cash acquisition related charges (net of taxes), consisting of amortization of intangibles, estimated to be $1 million or $0.02 per diluted share for the quarter ending March 31, 2006; and (ii) compensation expense (net of taxes) associated with the expensing of stock options in accordance with FAS 123(R) and restricted stock expenses, estimated to be approximately $2 million or $0.05 per diluted share for the quarter ending March 31, 2006. This is anticipated to result in expected GAAP earnings of approximately $0.13 per diluted share.

ISS will keep this press release and published expectations publicly available on its Web site (www.iss.net). The public can continue to rely on the expectations published in this press release as being its current expectations on matters covered, unless ISS publishes a notice stating otherwise.

A conference call led by Thomas Noonan, ISS chairman, president and chief executive officer, and Raghavan (Raj) Rajaji, ISS chief financial officer, will be held at 4:30 p.m. ET on April 25, 2006 following the announcement.

Details of the conference call are as follows:

DATE/TIME: Tuesday, April 25, 2006 at 4:30 p.m. ET

DIAL IN: Domestic 800-289-0529

International +1-913-981-5523

Pass code 4202512

A live Webcast of this conference call will be available at www.iss.net and the archived Webcast will remain accessible on the ISS Web site for one year. An audio rebroadcast of the teleconference will be available through May 2, 2006.

REBROADCAST DIAL IN: Domestic 888-203-1112

International +1-719-457-0820

Pass code 4202512

Additional investor information can be accessed on the Internet Security Systems™ Web site or by contacting the Investor Relations department at +1-404-236-4053.

About Internet Security Systems, Inc.

Internet Security Systems, Inc. (ISS) is the trusted security advisor to thousands of the world's leading businesses and governments, providing preemptive protection for networks, desktops and servers. An established leader in security since 1994, ISS' integrated security platform automatically protects against both known and unknown threats, keeping networks up and running and shielding customers from online attacks before they impact business assets. ISS products and services are based on the proactive security intelligence of its X-Force® research and development team -- the unequivocal world authority in vulnerability and threat research. ISS' product line is also complemented by comprehensive Managed Security Services. For more information, visit the Internet Security Systems Web site at www.iss.net or call 800-776-2362.

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Forward-Looking Statements

This press release, other than historical information, includes forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements include our expected revenue and GAAP and non-GAAP net income that we are scheduled to announce April 25, 2006 for the quarter ended March 31, 2006. The risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, our verification, evaluation and consolidation of financial information from our various operations. Risk factors are discussed in ISS' periodic filings with the Securities and Exchange Commission, including ISS' 2005 Annual Report on Form 10-K. These filings can be obtained either by contacting ISS Investor Relations or through ISS' Web site at www.iss.net or the Securities and Exchange Commission's Web site at www.sec.gov.

Non-GAAP Financial Measures

ISS believes that non-GAAP net income, which excludes the after-tax effect of non-cash acquisition related expenses and stock option expensing relating to FAS 123(R), is an additional meaningful measure of operating performance. Non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with generally accepted accounting principles. ISS believes that its presentation of non-GAAP net income provides useful information to investors as a measure of operating performance basic to its ongoing operations, which is more comparable from period to period without the charges related to occasional acquisition activity. ISS uses non-GAAP net income measures to evaluate its internal performance, including as a basis for calculating incentive compensation.

Internet Security Systems is a trademark and X-Force is a registered trademark of Internet Security Systems, Inc.